EXHIBIT 4.1 - FORM OF $3,450,000 CONVERTIBLE PROMISSORY NOTE A

THE SECURITIES REPRESENTED BY THIS NOTE AND THE COMMON STOCK ISSUABLE THEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY OTHER APPLICABLE SECURITIES LAWS AND, ACCORDINGLY, THE SECURITIES REPRESENTED BY THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER, THE SECURITIES ACT AND IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS.

THE RIGHT TO RECEIVE ANY PAYMENTS HEREON IS SUBJECT TO THE TERMS OF THAT CERTAIN SUBORDINATION AGREEMENT AND ASSIGNMENT AGREEMENT DATED AS OF JUNE 30, 2000 BY AND BETWEEN THE MAKER AND THE LENDER AND IN FAVOR OF COMERICA BANK-TEXAS, NATIONAL BANK OF CANADA AND HIBERNIA NATIONAL BANK, REFERENCE TO WHICH INSTRUMENT IS HERE MADE AND WHICH INSTRUMENT IS HERE INCORPORATED BY REFERENCE FOR ALL PURPOSES. THIS IS NOT A NEGOTIABLE NOTE. ANY HOLDERS' RIGHTS IN THIS NOTE ARE SUBJECT TO THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

                            INDUSTRIAL HOLDINGS, INC.
               $3,450,000 SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$3,450,000                      Houston, Texas                    August __,2000

INDUSTRIAL HOLDINGS, INC., a Texas corporation (hereinafter called the "Company," which term includes any directly or indirectly controlled subsidiaries or successor entities), for value received, hereby promises to pay to SJMB, L.P., a Delaware limited partnership (hereinafter called the "Holder"), or its registered assigns, the principal sum of up to Three Million Four Hundred and Fifty Thousand Dollars ($3,450,000), together with interest on the amount of such principal sum from time to time outstanding, payable in accordance with the terms set forth below.

                                    ARTICLE I
                                   DEFINITIONS

      1.1 DEFINITIONS. For all purposes of this Note, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as promulgated from time to time by the Association of Independent Certified Public Accountants; and (c) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Note as a whole and not to any particular Article, Section or other subdivision.

      "BOARD OF DIRECTORS" means the board of directors of the Company as elected from time to time or any duly authorized committee of that board.

      "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in Houston, Texas are authorized or obligated by law or executive order to be closed.

      "COMMON STOCK" means shares of common stock, par value $0.01 per share, of the Company.

      "CONVERSION PRICE" means the price per share determined in accordance with Articles IV and V (as adjusted in accordance with the terms of this Note) at which shares of Common Stock shall be delivered to Holder upon conversion of this Note.

      "DEFAULT" means any event which is, or after notice or passage of time would be, an Event of Default.

      "EVENT OF DEFAULT" has the meaning specified in Section 3.1.

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      "INDEBTEDNESS" of any Person means all indebtedness of such Person, whether outstanding on the date of this Note or hereafter created, incurred, assumed or guaranteed, (a) for the principal of and premium, if any, and interest on all debts of the Person whether outstanding on the date of this Note or thereafter created (i) for money borrowed by such Person (including capitalized lease obligations), (ii) for money borrowed by others (including capitalized lease obligations) and guaranteed, directly or indirectly, by such Person, or (iii) constituting purchase money indebtedness, or indebtedness secured by property ("Purchase Money Indebtedness") at the time of the acquisition of such property by such Person, for the payment of which the Person is directly or contingently liable; (b) for all accrued obligations of the Person in respect of any contract, agreement or instrument imposing an obligation upon the Person to pay over funds; (c) for all trade debt of the Person; and (d) for all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the indebtedness referred to in (a), (b) or (c) above.

      "MATURITY DATE", when used with respect to this Note, means the date which is the earlier of (1) eighteen (18) months following the date hereof, and (2) such earlier date upon which this Note becomes due and payable under Section 3.2.

      "NOTE" means this $3,450,000 11% Convertible Promissory Note, as hereafter amended, modified, substituted or replaced.

      "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate, other entity, unincorporated organization or government or any agency or political subdivision thereof.

      "SIGNIFICANT SUBSIDIARY" means at any time, any Subsidiary of the Company that constitutes a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 of Regulation S-X under the Securities Act of 1933, as amended.

      "SUBORDINATION AGREEMENT" means that certain Subordination Agreement dated as of June 30, 2000 by and among the Company, the Holder and Comerica Bank-Texas as Agent, the terms of which are incorporated by reference as if fully set forth herein, and by which the repayment of this Note is subordinated to certain indebtedness owing by the Company to Comerica Bank-Texas, National Bank of Canada and Hibernia National Bank all as more fully provided therein.

      "SUBSIDIARY" means a corporation or other entity more than 50% of the outstanding voting stock of which, or more than 50% of the equity interest in which, is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company, or by any combination of the Company and one or more other Subsidiaries. For purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, and equity interests means the right to receive the profits of the entity, when disbursed, or the assets of the entity upon liquidation or dissolution.

                                   ARTICLE II
                             INTEREST AND REPAYMENT

      2.1 INTEREST. From the date of this Note through the Maturity Date, interest shall accrue hereunder on the unpaid outstanding principal sum of this Note at a rate equal to eleven percent (11%) per annum calculated on the basis of a 360-day year. All past due amounts of principal and interest shall bear interest at fifteen percent (15%) per annum calculated on the basis of a 360-day year until paid.

      2.2 PAYMENT OF PRINCIPAL AND INTEREST. Subject to the terms of the Subordination Agreement, the principal and all accrued and unpaid interest under this Note shall be due and payable in full on the Maturity Date.

      2.3 PREPAYMENTS. Subject to the terms of the Subordination Agreement and also subject to Holder's right to convert, at any time before the Maturity Date, the Company may prepay this Note, in whole or in part, without penalty or discount, upon five days' prior written notice given to Holder pursuant to
Section 7.5. All payments made under this Note shall be applied first to accrued interest, and the balance, if any, to principal;

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provided, however, that interest shall accrue on any remaining principal balance and shall be payable at the rate provided above.

      2.4 MANNER OF PAYMENT. Payments of principal and interest on this Note will be made by delivery of a check to Holder at its address as set forth in this Note or a wire transfer pursuant to instructions from Holder. If the date upon which the payment of principal and interest is required to be made pursuant to this Note occurs other than on a Business Day, then such payment of principal and interest shall be made on the next occurring Business Day following said payment date and shall include interest through said next occurring Business Day.

                                 ARTICLE III
                                   REMEDIES

      3.1   EVENTS OF DEFAULT. An "Event of Default" occurs if:

            (a) the Company defaults in the payment or mandatory prepayment of the principal or interest on this Note or that certain other $3,450,000 Convertible Promissory Note issued by the Company to SJMB pursuant to the terms of the OF Letter Agreement (the "Second Note") when such principal or interest becomes due and payable; or

            (b) the Company defaults in the performance of any covenant made by the Company, in and of (i) that certain Letter Agreement dated June 30, 2000 among the Company, Holder, OF Acquisition, L.P., St. James Management, L.L.C. and Philform, Inc. (the "OF Letter Agreement"); (ii) the Common Stock Purchase Warrants issued by the Company to Holder pursuant to the terms of the OF Letter Agreement (the "OF Warrants");
      (iii) the Registration Rights Agreement dated as of June 30, 2000 between the Company and the initial Holder hereof (the "Registration Rights Agreement"); (iv) this Note (other than a default in the performance of a covenant specifically addressed elsewhere in this Section 3.1); (v) the Second Note; (vi) that certain Reimbursement Agreement dated as of June 16, 2000 among Holder and the Company (the "Reimbursement Agreement"); or
      (vii) any document or agreement pursuant to which this Note is secured by assets of the Company or any of its Subsidiaries and such default remains uncured for a period of 30 days; PROVIDED THAT a default in the performance of any covenant in Section 6.1 of this Note shall be an Event of Default immediately upon occurrence; or

            (c) any representation or warranty made by the Company or any Significant Subsidiary in the OF Warrants, the Registration Rights Agreement, the OF Letter Agreement, this Note, the Second Note or the Reimbursement Agreement or in any certificate furnished by the Company in connection with the consummation of the transaction contemplated thereby or hereby, is untrue in any material respect as of the date of making thereof; or

            (d) a default or event of default occurs under any document evidencing any Indebtedness of the Company or any Significant Subsidiary (other than the Indebtedness evidenced by this Note or the Second Note or good-faith disputes with trade creditors) having an aggregate principal amount in excess of $500,000 and all applicable cure periods have run with respect thereto without such default or event of default having been cured to the satisfaction of the holder of such Indebtedness; PROVIDED, HOWEVER, that the Company's current defaults in certain indebtedness owed to Trinity Industries, Inc. and EnSerCo L.L.C. shall not be considered a default hereunder; or

            (e) a court of competent jurisdiction enters a final and non-appealable judgment or judgments against the Company or any Significant Subsidiary, or any property or assets of the Company or any Significant Subsidiary, for the payment of money aggregating $100,000 or more in excess of applicable insurance coverage; or

            (f) a court of competent jurisdiction enters (i) a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any Significant Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any

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      Significant Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary or of any substantial part of the property of the Company or any Significant Subsidiary or ordering the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and any such decree or order of relief or any such other decree or order remains unstayed for a period of 90 days from its date of entry; or

            (g) the Company or any Significant Subsidiary commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent, or the Company or any Significant Subsidiary files a petition, answer or consent seeking reorganization or relief under any applicable federal or state law, or the Company or any Significant Subsidiary makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due; or

            (h) any person or group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) becomes the beneficial owner of 40% or more of the total voting power of the Company and was not the beneficial owner of 40% or more of the total voting power of the Company as of the date hereof; provided that the foregoing shall not include the initial Holder hereof, its affiliates or any person or group who or which acquires the OF Warrants or shares of the Company's Common Stock issuable upon exercise of the OF Warrants or upon conversion of this Note or the Second Note; and further provided that such default has not been cured or waived within ninety (90) days following such change of beneficial ownership; or

            (i) the Company or any Significant Subsidiary (1) merges or consolidates with or into any other Person (unless the Company or any Significant Subsidiary is the surviving or acquiring party); (2) dissolves or liquidates; or (3) sells all or any substantial portion of its assets (unless the purchaser is a Significant Subsidiary of the Company).

      3.2 ACCELERATION OF MATURITY. This Note and all accrued interest shall automatically become immediately due and payable if an Event of Default described in Sections 3.1(f), 3.1(g) or 3.1(i) occurs and, this Note shall, at the option of the Holder in its sole discretion, become immediately due and payable if any other Event of Default occurs, and in every such case the Holder of this Note may declare the principal and interest on the Note to be due and payable immediately.

                                  ARTICLE IV
                              CONVERSION OF NOTE

      Subject to and upon compliance with the provisions of this Article, at the option of Holder, all or any part of this Note may be converted at any time, at the principal amount hereof together with accrued and unpaid interest thereon, into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100 of a share) of Common Stock. The Conversion Price shall initially be $1.15 per share, subject to adjustment as provided in Article V below. Notwithstanding anything else to the contrary set forth herein, the Holder shall have the right to convert this Note pursuant to the terms set forth herein at any time, including the 30 Business Days following (i) the Maturity Date or (ii) any prepayment pursuant to Section 2.3 hereof. If Holder elects to convert this Note after a prepayment has been made pursuant to Section 2.3, then Holder shall return all or such portion of the funds paid to Holder as to which Holder has elected to convert.

                                  ARTICLE V
                        ADJUSTMENT OF CONVERSION PRICE

      5.1 ANTI-DILUTION PROVISIONS. The Conversion Price shall be subject to adjustment from time to time as hereinafter provided.

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      5.2   ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF COMMON STOCK.

            5.2.1 (A) If and whenever after the date hereof the Company shall issue or sell any Common Stock for no consideration or for a consideration per share less than the Conversion Price, issue convertible securities other than this Note or the Second Note, issue warrants other than the Warrants issued as of the date hereof, grant stock options, or issue any other common stock equivalent (other than shares reserved for issuance to officers, employees, directors, consultants or advisors of the Company pursuant to existing stock option or restricted stock purchase plans) then, forthwith, upon such issue or sale, the Conversion Price shall be reduced (but not increased, except as otherwise specifically provided in Section 5.2.2), to the lower price per share (calculated as provided in this Section 5.2 to the nearest one-tenth of a cent) but in no event less than $0.01 per share.

            (B) Notwithstanding the provisions of this Section 5.2, no adjustment shall be made in the Conversion Price in the event that the Company issues, in one or more transactions, (i) Common Stock upon exercise of any options issued to officers, directors or employees of the Company pursuant to a stock option plan or an employment, severance or consulting agreement as now or hereafter in effect, in each case approved by the Board of Directors (provided that the aggregate number of shares of Common Stock which may be issuable, including options issued prior to the date hereof, under all such employee plans and agreements shall at no time exceed the number of such shares of Common Stock outstanding on the date hereof on a fully diluted basis that are issuable under currently effective employee plans and agreements); (ii) Common Stock upon conversion of this Note, the Second Note or any warrants issued pursuant to the terms of the OF Letter Agreement; (iii) Common Stock upon exercise of any stock purchase warrant or option (other than the options referred to in clause (i) above) or other convertible security outstanding on the date hereof; (iv) Common Stock issued as consideration in acquisitions (including warrants, options or convertible securities issued as consideration for an acquisition or to officers, directors or employees of the acquired entity in conjunction therewith);or (v) warrants or convertible notes pursuant to any of the transactions contemplated by that certain Amended and Restated Letter of Intent dated June 12, 2000, among Holder, the Company and St. James Capital Partners, L.P. or Common Stock issuable upon conversion of any such notes or exercise of any such warrants. In addition, for purposes of calculating any adjustment of the Conversion Price as provided in this Section 5.2, all of the shares of Common Stock issuable pursuant to any of the foregoing shall be assumed to be outstanding prior to the event causing such adjustment to be made.

            5.2.2 For purposes of this Section 5.2, the following shall be applicable:

            (A) ISSUANCE OF RIGHTS OR OPTIONS. In case at any time after the date hereof the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being herein called "Convertible Securities") (other than warrants, options or convertible securities issued as consideration for or assumed in conjunction with an acquisition or to officers, directors, or employees of the acquired entity in conjunction therewith), whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which shares of Common Stock are issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of such rights or options, or plus, in the case of such rights or options that relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the Conversion Price in effect as of the date of granting such rights or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options shall be deemed to be outstanding as of the date of the granting of such rights or options and to

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      have been issued for such price per share, with the effect on the
      Conversion Price specified in Section 5.2.1 hereof. Except as provided in
      Section 5.2.2 hereof, no further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such rights or options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

            (B) CHANGE IN OPTION PRICE OR CONVERSION RATE. If: (i) the purchase price provided for in any right or option, (ii) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock shall be decreased (other than under or by reason of provisions designed to protect against dilution), the Conversion Price then in effect shall be decreased to the Conversion Price that would have been in effect had such rights, options or Convertible Securities provided for such changed purchase price, additional consideration or conversion rate at the time initially issued.

            (C) CONSIDERATION FOR STOCK. In case at any time Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for cash, the consideration therefor shall be deemed to be the amount received by the Company therefor. In case at any time any Common Stock, Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration, as determined reasonably and in good faith by the Board of Directors of the Company. In case at any time any Common Stock, Convertible Securities or any rights or options to purchase any Common Stock or Convertible Securities shall be issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration received therefor shall be deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the nonsurviving corporation as such Board of Directors may determine to be attributable to such Common Stock, Convertible Securities, rights or options as the case may be. In case at any time any rights or options to purchase any shares of Common Stock or Convertible Securities shall be issued in connection with the issuance and sale of other securities of the Company, together consisting of one integral transaction in which no consideration is allocated to such rights or options by the parties, such rights or options shall be deemed to have been issued without consideration.

            (D) RECORD DATE. In the case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock or Convertible Securities, or (ii) to subscribe for or purchase Common Stock or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the Common Stock or Convertible Securities deemed to have been issued or sold as a result of the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

            (E) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time shall not include shares owned directly by the Company in treasury, and the disposition of any such shares shall be considered an issuance or sale of Common Stock for the purpose of this
      Section 5.2.

      5.3 STOCK DIVIDENDS. In case the Company shall declare a dividend or make any other distribution upon any shares of the Company, payable in Common Stock or Convertible Securities, any Common Stock or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

      5.4 STOCK SPLITS AND REVERSE SPLITS. In the event that the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Shares into which this Note may be converted immediately prior to such subdivision shall be proportionately increased, and conversely, in the event that the outstanding shares of Common Stock shall at any time be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number

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of Shares into which this Note may be converted immediately prior to such combination shall be proportionately reduced. Except as provided in this Section
5.4 no adjustment in the Conversion Price and no change in the number of Shares shall be made under this Article V as a result of or by reason of any such subdivision or combination.

      5.5 REORGANIZATIONS AND ASSET SALES. If any capital reorganization or reclassification of the capital stock of the Company, or any consolidation, merger or share exchange of the Company with another Person, or the sale, transfer or other disposition of all or substantially all of its assets to another Person shall be effected in such a way that holders of Common Stock shall be entitled to receive capital stock, securities or assets with respect to or in exchange for their shares, then the following provisions shall apply:

            5.5.1 As a condition of such reorganization, reclassification, consolidation, merger, share exchange, sale, transfer or other disposition (except as otherwise provided below in Section 5.5.3), lawful and adequate provisions shall be made whereby the holder of this Note shall thereafter have the right to purchase and receive upon the terms and conditions specified in this Note and in lieu of the shares immediately theretofore receivable upon the exercise of the rights represented hereby, such shares of capital stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger, share exchange or sale not taken place, and in any such case appropriate provision reasonably satisfactory to such holder shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price and of the number of shares receivable upon the exercise) shall thereafter be applicable, as nearly as possible, in relation to any shares of capital stock, securities or assets thereafter deliverable upon the exercise of this Note.

            5.5.2 In the event of a merger, share exchange or consolidation of the Company with or into another Person as a result of which a number of shares of common stock or its equivalent of the successor Person greater or lesser than the number of shares of Common Stock outstanding immediately prior to such merger, share exchange or consolidation are issuable to holders of Common Stock, then the Conversion Price in effect immediately prior to such merger, share exchange or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock.

            5.5.3 The Company shall not effect any such consolidation, merger, share exchange, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor Person (if other than the Company) resulting from such consolidation, share exchange or merger or the Person purchasing or otherwise acquiring such assets shall have assumed by written instrument executed and mailed or delivered to the Holder hereof at the last address of such Holder appearing on the books of the Company the obligation to deliver to such Holder such shares of capital stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to receive, and all other liabilities and obligations of the Company hereunder. Upon written request by the Holder hereof, such Successor Person will issue a new Note revised to reflect the modifications in this Note effected pursuant to this Section 5.5.

            5.5.4 If a purchase, tender or exchange offer is made to and accepted by the holders of 50% or more of the outstanding shares of Common Stock, the Company shall not effect any consolidation, merger, share exchange or sale, transfer or other disposition of all or substantially all of the Company's assets with the Person having made such offer or with any affiliate of such Person, unless prior to the consummation of such consolidation, merger, share exchange, sale, transfer or other disposition the holder hereof shall have been given a reasonable opportunity to then elect to receive upon the conversion of this Note either the capital stock, securities or assets then issuable with respect to the Common Stock or the capital stock, securities or assets, or the equivalent, issued to previous holders of the Common Stock in accordance with such offer.

      5.6 ADJUSTMENT FOR ASSET DISTRIBUTION. If the Company declares a dividend or other distribution payable to all holders of shares of Common Stock in evidences of indebtedness of the Company or other assets of the Company (including, cash (other than regular cash dividends declared by the Board of Directors), capital stock

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(other than Common Stock, Convertible Securities or options or rights thereto)
or other property), the Conversion Price in effect immediately prior to such declaration of such dividend or other distribution shall be reduced by an amount equal to the amount of such dividend or distribution payable per share of Common Stock, in the case of a cash dividend or distribution, or by the fair value of such dividend or distribution per share of Common Stock (as reasonably determined in good faith by the Board of Directors of the Company), in the case of any other dividend or distribution. Such reduction shall be made whenever any such dividend or distribution is made and shall be effective as of the date as of which a record is taken for purpose of such dividend or distribution or, if a record is not taken, the date as of which holders of record of Common Stock entitled to such dividend or distribution are determined.

      5.7 DE MINIMIS ADJUSTMENTS. No adjustment in the number of shares of Common Stock purchasable hereunder shall be required unless such adjustment would require an increase or decrease of at least one share of Common Stock purchasable upon conversion of the Note and no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $.01 in the Conversion Price; provided, however, that any adjustments which by reason of this Section 5.7 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest full share or nearest one hundredth of a dollar, as applicable.

      5.8. NOTICE OF ADJUSTMENT. Whenever the Conversion Price or the number of Shares issuable upon the conversion of the Note shall be adjusted as herein provided, or the rights of the holder hereof shall change by reason of other events specified herein, the Company shall compute the adjusted Conversion Price and the adjusted number of Shares in accordance with the provisions hereof and shall prepare an Officer's Certificate setting forth the adjusted Conversion Price and the adjusted number of Shares issuable upon the conversion of this Note or specifying the other shares of stock, securities or assets receivable as a result of such change in rights, and showing in reasonable detail the facts and calculations upon which such adjustments or other changes are based. The Company shall cause to be mailed to the Holder hereof copies of such Officer's Certificate together with a notice stating that the Conversion Price and the number of Shares purchasable upon conversion of this Note have been adjusted and setting forth the adjusted Conversion Price and the adjusted number of Shares purchasable upon conversion of this Note.

      5.9   NOTIFICATIONS TO HOLDER. In case at any time the Company proposes:

                  (i) to declare any dividend upon its Common Stock payable in capital stock or make any special dividend or other distribution (other than cash dividends) to the holders of its Common Stock;

                  (ii) to offer for subscription pro rata to all of the holders of its Common Stock any additional shares of capital stock of any class or other rights;

                  (iii) to effect any capital reorganization, or
            reclassification of the capital stock of the Company, or consolidation, merger or share exchange of the Company with another Person, or sale, transfer or other disposition of all or substantially all of its assets; or

                  (iv) to effect a voluntary or involuntary dissolution, liquidation or winding up of the Company,

then, in any one or more of such cases, the Company shall give the Holder hereof
(a) at least 10 days (but not more than 90 days) prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such issuance, reorganization, reclassification, consolidation, merger, share exchange, sale, transfer, disposition, dissolution, liquidation or winding up, and (b) in the case of any such issuance, reorganization, reclassification, consolidation, merger, share exchange, sale, transfer, disposition, dissolution, liquidation or winding up, at least 10 days (but not more than 90 days) prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock, as the case may be, for securities or other property deliverable upon such

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reorganization, reclassification, consolidation, merger, share exchange, sale, transfer, disposition, dissolution, liquidation or winding up, as the case may be.

      5.10 COMPANY TO PREVENT DILUTION. If any event or condition occurs as to which other provisions of this Article are not strictly applicable or if strictly applicable would not fairly protect the exercise or purchase rights of this Note evidenced hereby in accordance with the essential intent and principles of such provisions, or that might materially and adversely affect the exercise or purchase rights of the holder hereof under any provisions of this Note, then the Company shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, so as to protect such exercise and purchase rights as aforesaid, and any adjustments necessary with respect to the Conversion Price and the number of shares purchasable hereunder so as to preserve the rights of the holder hereunder. In no event shall any such adjustment have the effect of increasing the Conversion Price as otherwise determined pursuant to this Article except in the event of a combination of shares of the type contemplated in Section 5.4 hereof, and then in no event to an amount greater than the Conversion Price as adjusted pursuant to Section 5.4 hereof.

                                  ARTICLE VI
                                  COVENANTS

      The Company covenants and agrees that, so long as this Note is outstanding:

      6.1 PAYMENT OF PRINCIPAL AND ACCRUED INTEREST. The Company will duly and punctually pay or cause to be paid the principal sum of this Note, together with interest accrued thereon from the date hereof to the date of payment, in accordance with the terms hereof.

      6.2 CORPORATE EXISTENCE. The Company will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises unless failure to do so will not result in a material adverse effect on the business, assets or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that the Company or a Subsidiary shall not be required to preserve any such right or franchise if it shall reasonably determine that the preservation thereof is no longer desirable in the conduct of its business.

      6.3 TAXES; CLAIMS; ETC. The Company will, and will cause each Subsidiary to, promptly pay and discharge all lawful taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits, or upon any of its properties, real, personal, or mixed, before the same shall become in default, as well as all lawful claims for labor, materials, and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof, and which lien or charge will have a material adverse effect on the business of the Company; provided, however, that neither the Company nor any Subsidiary shall be required to pay or cause to be paid any such tax, assessment, charge, levy, or claim prior to institution of foreclosure proceedings if the validity thereof shall concurrently be contested in good faith by appropriate proceedings and if the Company shall have established reserves deemed by the Company adequate with respect to such tax, assessment, charge, levy, or claim.

      6.4 MAINTENANCE OF EXISTENCE AND PROPERTIES. The Company will, and will cause each Subsidiary to, keep its material properties in good repair, working order, and condition, ordinary wear and tear excepted, so that the business carried on may be properly conducted at all times in accordance with prudent business management.

      6.5 RESERVATION OF SHARES. The Company shall reserve at all times so long as all or any part of this Note remains outstanding, free from preemptive rights, out of its treasury Common Stock or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of this Note pursuant to Article IV hereof, a sufficient number of shares of Common Stock to provide for the conversion of this Note.

      6.6 NOTICE OF DEFAULTS. The Company will promptly notify the Holder in writing of the occurrence of (i) any Event of Default under this Note, and (ii) any event of default (or if any event of default would result upon any payment with respect to this Note) with respect to any Indebtedness as such event of default is defined therein or in the instrument under which it is outstanding, permitting holders to accelerate the maturity of such Indebtedness.

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                                 ARTICLE VII
                                MISCELLANEOUS

      7.1 CONSENT TO AMENDMENTS. This Note may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if and only if the Company shall obtain the written consent to such amendment, action or omission to act from the holders of a majority of the aggregate principal amount of this Note.

      7.2 BENEFITS OF NOTE; NO IMPAIRMENT OF RIGHTS OF HOLDER OF SENIOR INDEBTEDNESS. Nothing in this Note, express or implied, shall give to any Person, other than the Company, Holder, and their successors any benefit or any legal or equitable right, remedy or claim under or in respect of this Note.

      7.3 SUCCESSORS AND ASSIGNS. All covenants and agreements in this Note contained by or on behalf of the Company and the Holder shall bind and inure to the benefit of the respective successors and assigns of the Company and the Holder.

      7.4 ASSIGNMENTS. Holder may sell, transfer and assign this Note and any rights hereunder upon written notice to the Company. Any lender to which Holder grants a security interest in this Note shall be entitled to exercise all remedies to which it is entitled by contract or by law, including (without limitation) transferring this Note into its own name or into the name of any purchaser at any sale undertaken in connection with enforcement by such lender of its remedies.

      7.5 NOTICE; ADDRESS OF PARTIES. Except as otherwise provided, all communications to the Company or Holder provided for herein or with reference to this Note shall be deemed to have been sufficiently given or served for all purposes on the third business day after being sent as certified or registered mail, postage and charges prepaid, to the following addresses: if to the Company: Industrial Holdings, Inc., 7135 Ardmore, Houston, Texas 77054, Attn: President, or at any other address designated by the Company in writing to Holder; if to Holder: SJMB, L.P., c/o SJMB, L.L.C., 777 Post Oak Boulevard, Suite 950, Houston, Texas 77056, Attn: John L. Thompson, or at any other address designated by Holder to the Company in writing.

      7.6 SEPARABILITY CLAUSE. In case any provision in this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions in such jurisdiction shall not in any way be affected or impaired thereby; provided, however, such construction does not destroy the essence of the bargain provided for hereunder.

      7.7 GOVERNING LAW. This Note shall be governed by, and construed in accordance with, the internal laws of the State of Texas (without regard to principles of choice of law).

      7.8 USURY. It is the intention of the parties hereto to conform strictly to the applicable laws of the State of Texas and the United States of America, and judicial or administrative interpretations or determinations thereof regarding the contracting for, charging and receiving of interest for the use, forbearance, and detention of money (hereinafter referred to in this Section 7.8 as "Applicable Law"). The Holder shall have no right to claim, to charge or to receive any interest in excess of the maximum rate of interest, if any, permitted to be charged on that portion of the amount representing principal which is outstanding and unpaid from time to time by Applicable Law. Determination of the rate of interest for the purpose of determining whether this Note is usurious under Applicable Law shall be made by amortizing, prorating, allocating and spreading in equal parts during the period of the actual time of this Note, all interest or other sums deemed to be interest (hereinafter referred to in this Section 7.8 as "Interest") at any time contracted for, charged or received from the Company in connection with this Note. Any Interest contracted for, charged or received in excess of the maximum rate allowed by Applicable Law shall be deemed a result of a mathematical error and a mistake. If this Note is paid in part prior to the end of the full stated term of this Note and the Interest received for the actual period of existence of this Note exceeds the maximum rate allowed by Applicable Law, Holder shall credit the amount of the excess against any amount owing under this Note or, if this Note has been paid in full, or in the event that it has been accelerated prior to maturity, Holder shall refund to the Company the amount of such excess, and shall not be subject to any of the penalties provided by Applicable Law for contracting for, charging or receiving Interest in excess of the maximum rate allowed by Applicable Law. Any such excess which is unpaid shall be canceled.

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      7.9 COLLECTION FEES. If this Note is placed in the hands of an attorney for collection, and if it is collected through any legal proceedings at law or in equity or in bankruptcy, receivership or other court proceedings, the Company hereby undertakes to pay all reasonable costs and expenses of collection including, but not limited to, court costs and the reasonable attorney's fees of Holder.

      IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed on the date first above written.

                                    INDUSTRIAL HOLDINGS, INC.

                                    By:_______________________________________
                                    Name:   Michael N. Marsh
                                    Title:  President and Chief Executive
                                             Officer

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